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                                                                   EXHIBIT 10.50

                              SETTLEMENT AGREEMENT


This Settlement Agreement (this "Agreement") is entered into by and between Daryl Faulkner ("Executive") and Invitrogen Corporation, a Delaware Corporation (the "Company") and is effective as of September 9, 2002 (the "Effective Date").


WHEREAS, Executive entered into a Promotion and Relocation Letter dated May 31, 2002 with the Company (the "Promotion and Relocation Letter"); and

WHEREAS, the Promotion and Relocation Letter provided that Executive would be entitled to receive an interest free loan of up to $150,000 to assist Executive in the purchase of a house (the "Relocation Loan"); and


WHEREAS, Executive executed a Secured Promissory Note dated July 18, 2002, in favor of the Company (the "Note"), with a principal amount of $150,000, to secure the Relocation Loan; and

WHEREAS, the Relocation Loan secured by the Note has not been funded by the Company, and the Company has determined that based on recently enacted federal legislation, the Company is no longer willing to provide Executive with the Relocation Loan; and

WHEREAS, the Company would like to continue to employ Executive, and Executive would like to continue to be employed by the Company; and

WHEREAS, Executive and the Company would like to settle all claims arising out of the Company's decision not to provide Executive with the Relocation Loan; and

WHEREAS, the Company is willing to make certain payments to Executive in exchange for a release of all claims arising out of the Company's decision not to provide Executive with the Relocation Loan.


NOW THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, agree as follows:


1. Settlement Payments. Subject to the below provisions regarding the Company's obligations following the termination of Executive's employment, the Company agrees to pay to Executive the following settlement payments, which are collectively referred to as the "Settlement Payments":

        a.      The sum of $6,917.72 on or before September 30, 2002;

        b. Commencing on September 30, 2002, and ending on June 30, 2007, the sum of $740.13, payable in equal installments (each a "Relocation Bonus Payment"), in accordance with the Company's normal payroll practices, on the 15th day and the last day of each month (each a "Payment Date");



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        c.      The sum of $108,663.09, payable in three lump sum installments
                (each a "Balloon Payment") in the amounts and on the dates specified below (each a "Payment Date"), less applicable withholdings as required by law or regulation:

               Amount                                  Date
        -----------------                          ------------
        i.     $43,219.18                          July 1, 2005
        ii.    $47,312.89                          July 1, 2006
        iii.   $18,131.02                          July 1, 2007

In the event Executive's employment is terminated by the Company for Cause (as defined below) prior to any Payment Date, then the Company shall have no obligation to pay any Settlement Payments due to be paid following the Date of Termination (as defined below) of Executive's employment.

In the event Executive's employment is terminated by the Company without Cause prior to any Payment Date, then the Company will make all outstanding, unpaid Balloon Payments to Executive within 30 days of the Date of Termination, but the Company shall have no obligation to pay any outstanding, unpaid Relocation Bonus Payments.

In the event Executive's employment is terminated as a result of Executive's Disability (as defined below) prior to any Payment Date, then the Company will continue to make each Settlement Payment on its respective Payment Date, provided that Executive either has been employed by the Company or Disabled during the entire period beginning on the date of this Agreement and ending on such Payment Date.

In the event Executive's employment is terminated as a result of Executive's death prior to any Payment Date, then the Company will make all remaining, unpaid Settlement Payments to Executive's estate within 30 days of the Date of Termination.

In the event Executive's employment terminates prior to any Payment Date by Executive's voluntary resignation, then the Company will continue to pay each Relocation Bonus Payment on its respective Payment Date for a period of 180 days following the Date of Termination, but shall have no obligation to pay any Relocation Bonus Payment which were due to be paid following such 180 days, and shall have no obligation to pay any remaining, unpaid Balloon Payments due after the Date of Termination.

2. At-Will. Executive acknowledges that Executive continues to be employed by the Company as an at-will employee and that nothing in this Agreement is intended to or should be construed to contradict, modify or alter Executive's at-will employment status.

3. Definitions.



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        a. Cause. For purposes of this Agreement, "Cause" shall mean: (i) theft, dishonesty, misconduct, willful neglect of duties or falsification of any employment or Company records; (ii) improper use or disclosure of the Company's confidential or proprietary information; (iii) conviction of any crime that impairs Executive's ability to perform his/her duties for the Company; or (iv) any action that has a detrimental effect on the Company's reputation or business, as determined in the sole and exclusive discretion of the Company.

        b. Disability. The term "Disability" means Executive's inability to perform the essential functions of Executive's job due to a mental or physical condition, with or without reasonable accommodation. In no event will Executive's employment be terminated for Disability until 180 consecutive days has elapsed and Disability has been determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

        c. Date of Termination. The term "Date of Termination" means the date of receipt of the Notice of Termination (described below) or any later date specified therein, as the case may be; provided, however, that: (i) if Executive's employment is terminated by the Company without Cause, the Date of Termination shall be the date the Company notifies the Executive of such termination; and (ii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of Executive's death or the effective date of the Disability, as the case may be.

4. Notice of Termination. Any termination by the Company for Cause before June 30, 2007, shall be communicated by "Notice of Termination" to Executive in accordance with the notice provision contained in Section 11(b) of this Agreement. The "Notice of Termination" must be in writing and set forth: (a) the facts and circumstances, in reasonable detail, claimed to provide a basis for the termination for Cause; (b) if the Date of Termination is other than the date of receipt of such notice, the termination date (which shall be not more than thirty (30) days after the giving of such notice). The Company's failure to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights hereunder.

5. Independent Obligations. The Settlement Payments are in settlement of preexisting contractual claims and shall not: (a) be reduced by any severance received by Executive, or reduce any severance to be received by Executive, upon termination of employment under any severance plan, policy, agreement, or arrangement of the Company applicable to Executive or a group of employees of the Company including the Executive, whether or not any such severance received by Executive is payable as a result in whole or in part of a change in control of the Company prior to such termination of employment; (b) constitute "salary," "bonus," or "severance" for purposes of any bonus plan, including the Company's Incentive Compensation Plan, or any change in control agreement, and accordingly, shall not increase, decrease, or affect in any way the calculation of money payable or entitlement to other benefits pursuant to such bonus plan or change in control agreement; (c) be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others; and (d) be subject to any requirement that Executive seek other employment or take any other action by way of mitigation, nor will it be offset or otherwise be reduced by reason of Executive's receipt of compensation from any source other than the Company.




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6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit
Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its affiliated companies and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other agreements with the Company or any of its affiliated companies. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program. In addition, nothing in this Agreement is intended to or should be construed to contradict, modify or alter the terms and conditions of the Promotion and Relocation Letter. The terms and conditions of Executive's employment shall continue to be governed by the Promotion and Relocation Letter except as expressly set forth herein.


7. Release.

        a. Executive fully and unconditionally releases and discharges all claims and causes of action that Executive or Executive's heirs, personal representatives, successors, or assigns ever had, now have, or hereafter may have against the Company, and any subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as the Company's employees, officers, directors, agents, shareholders, successors and assigns (collectively, "Released Parties") on account of any claims and/or causes of action arising out of or relating to the Company's decision not to provide the Executive with the Relocation Loan, and any other document relating thereto or delivered in connection with the transactions contemplated thereby.

        b. Executive declares and represents that Executive intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of all claims, known and unknown, suspected or unsuspected arising out of or relating to the Company's decision not to provide Executive with the Relocation Loan, and any other document relating thereto or delivered in connection with the transactions contemplated thereby and, regardless of the adequacy or inadequacy of the consideration, Executive intends the release herein to be final and complete. Executive executes this Agreement with the full knowledge that the release covers all possible claims against the Released Parties arising out of or relating to the Company's decision not to provide Executive with the Relocation Loan, to the fullest extent permitted by law. Executive further agrees that this release is to be interpreted broadly and includes the waiver of all rights under California Civil Code section 1542, which provides that "a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

        c. The Company fully and unconditionally releases and discharges all claims and causes of action that the Company ever had, now has, or hereafter may have against Executive, on account of any claims and/or causes of action arising out of or relating to the Note, and any other document relating thereto or delivered in connection with the transactions contemplated thereby.



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8. Termination of Settlement Agreement; Release. Simultaneous with the payment of the last installment of the Settlement Payments, Executive agrees to sign a release similar to the release set forth in Section 7(b) above that acknowledges that the Company has fully performed and satisfied all of its obligations under this Agreement and that releases all claims or causes of action arising out of or relating to this Agreement.

9. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be determined and settled by arbitration to be held in the City of San Diego pursuant to the employment rules of the American Arbitration Association or any successor organization. Any award rendered there under shall be final, conclusive and binding on the parties.

10. Successors.

        a. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

        b. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

        c. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. General Provisions.

        a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        b. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth below or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

        c. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.



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        d. Waiver. Either party's failure to insist upon strict compliance with any provision hereof in any particular instance shall not be deemed to be a waiver of such provision or any other provision thereof.

        e. Counterparts. This Agreement may be signed in two counterparts, each of which together shall constitute one and the same Agreement, binding on the parties as if each had signed the same document.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.



INVITROGEN CORPORATION                  Daryl Faulkner


By:/s/ L. James Runchey                 /s/ Daryl Faulkner
   -------------------------------      ----------------------------------------
Printed Name: L. James Runchey          2867 Rancho Diamonte
                                        Carlsbad, California  92009

Title: Vice President, Human Resources

Address:  Invitrogen Corporation
          1600 Faraday Avenue
          Carlsbad, CA 92008



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